AVATAR

FOR IMMEDIATE RELEASE
Contact:
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, FL 33134
Juanita I. Kerrigan
(305) 442-7000

AVATAR ANNOUNCES POTENTIAL SALE OF OCALA SPRINGS PROPERTY

Coral Gables, FL – October 23, 2006 – Avatar Holdings Inc. (NASDAQ-AVTR) today announced that its subsidiary, Avatar Properties Inc., has signed an option agreement for the possible sale of its 4,471-acre Marion County, Florida, property at Ocala Springs.

Gerald Kelfer, Avatar’s President and Chief Executive Officer, said “We are pleased to have reached an understanding with The Nature Conservancy, the Florida Department of Environmental Protection and Marion County towards the anticipated preservation and conservation of a significant part of Avatar’s historic land holdings for the benefit of future generations.“

Under the option agreement, The Nature Conservancy, a nonprofit District of Columbia corporation, was granted the option to purchase the property, exercisable at any time prior to December 6, 2006. The potential purchase by The Nature Conservancy, in partnership with the Florida Department of Environmental Protection and Marion County, to be voted upon by the Florida Governor and Cabinet as the Trustees of the Internal Improvement Trust Fund, would place the 4,471 acres in conservation.

The purchase price for the property is approximately $76 million. Closing of the sale is anticipated to occur by year-end 2006. There can be no assurance that the transaction will occur or, if undertaken, what the final terms or timing of such transaction may be when closed.

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Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market under the symbol AVTR.

Certain statements discussed herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar’s business strategy; shifts in demographic trends affecting demand for active adult communities and other real estate development; the level of immigration and in-migration into the areas in which Avatar conducts real estate activities; international (in particular Latin America), national and local economic conditions and events, including employment levels, interest rates, consumer confidence, the availability of mortgage financing and demand for new and existing housing; access to future financing; geopolitical risks; competition; changes in, or the failure or inability to comply with, government regulations; adverse weather conditions and natural disasters; and other factors as are described in Avatar’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

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